Exhibit 10.1

Letter of Offer

LETTER OF OFFER

18th August 2016

Private and Confidential

The GEO Group Inc.

One Park Place

621 NW 53rd Street

Boca Raton, FL 33487

Attention: Shayn March, Treasurer

HSBC Bank Australia Limited ABN 48 006 434 162 (“HSBC”) is pleased to offer the party specified below (the “Customer”) facilities on the terms and conditions set out in this Letter (the “Offer”).

•	The GEO Group Inc

This Offer contains all the terms on which the Facilities are or will be provided and replaces all previous agreements and communications between the Customer and HSBC in relation to the Facility.

Limits

The aggregate of all AUD Facilities offered under this Offer is AUD100,000,000.00 (One Hundred Million Australian Dollars) which comprises the following limits:

•	AUD Stand Alone Limit of $100,000,000.00

The table below summarises the Facilities and available Limits. Please see clause 2.2 of the General Conditions for a further explanation of how these Facilities and Limits operate.

Summary of Facilities offered under Stand Alone Limits

Stand Alone Limit				$100,000,000.00

Customer	Facility	Facility Limit	Sub Facilities	Sub-Facility Limit
The GEO Group Inc	Guarantee Line	$100,000,000.00	Bank Guarantee/Standby Sub-Facility	$100,000,000.00

Fees and charges

The fees for each Facility are set out in the relevant part of the Facility Schedule.

Fees and charges set out in the HSBC Corporate Banking fees and charges guide (“Fees and Charges Guide”) from time to time will also apply to the services and transactions provided by HSBC. In the event of any inconsistencies between the fees and charges specified in this Offer and the Guide, the Offer will prevail.

Security

The Facility provided to the Customer pursuant to this Letter is provided on an unsecured basis.

Conditions Precedent

The right of the Customer to give the first Drawdown Notice and the obligations of HSBC under the agreement are subject to all of the Conditions Precedent required by HSBC (set out in the Conditions Precedent Schedule and the Facility Schedule (if any)) being satisfied in form and substance acceptable to, and within the time frame specified by, HSBC.

The obligations of HSBC to make available any Drawing are subject to any further Conditions Precedent required by HSBC having been complied with.

Special Condition

HSBC and the Customer agree and acknowledge that the HSBC General Conditions marked and attached in this letter as Annexure A as amended from time to time is strictly applicable for the Guarantee Line Facility offered in this Letter only and its terms does not affect other facilities, products or services the Customer may have with HSBC or other members of the HSBC Group.

Cancellation Rights

Notwithstanding any other provision of this agreement, if a Facility is specified in the Facility Schedule as being an “On demand” Facility, HSBC may at any time, at its sole and absolute discretion and without having to explain or provide any reasons, exercise its Cancellation Rights with written notice to the Customer (“Cancellation Notice”). Upon receipt of the Cancellation Notice the Facilities available under this Offer shall cease being available effective immediately and the Customer will have 90 days to repay any Amount Owing under this Offer.

This Offer

The Facilities are offered on the terms set out in:

•	this Letter, including the Conditions Precedent Schedule, and the Facility Schedule attached;

•	the Relationship Terms of Business;

•	the Facility Terms for Guarantee Line;

•	the HSBC General Conditions, and

•	the HSBC Corporate Banking fees and charges guide

which read together, comprise the Offer, and when accepted by the Customer will comprise our agreement.

Some terms used in this Letter are defined in the General Conditions or the Facility Terms.

This Offer is available for acceptance until 31st August 2016 by signing this Letter and returning it to HSBC. If the Customer does not make a Drawing under a Facility within 3 months of acceptance of this Offer then the relevant Facility will be deemed to have been cancelled.

Notices

The Customer is required to send all Notices to the following addresses:

•	Corporate Banking Credit Operations

Level 32

580 George Street

SYDNEY NSW 2000

Yours faithfully

HSBC Bank Australia Limited

/s/ Alan Roberts	/s/ Saurabh Bhatnagar
Alan Roberts	Saurabh Bhatnagar
NSW ISB Team Head	State Manager

Lending Office: Sydney Branch

Acceptance of Offer by Customer

Written Certificate of Acceptance

The GEO Group Inc accept(s) the offer contained in this Offer and acknowledge(s) receipt of the:

•	Relationship Terms of Business (HSBCCMB014(R01) 05/14);

•	Facility Terms for Guarantee Line (HSBC052B (R5) 02/14);

•	HSBC Corporate Banking fees and charges guide (HBAA712CBA (R25) 05/15) and

•	HSBC General Conditions (HBAA737CBA (R6) 06/14)).

Acknowledgement of Exchange of Information

By signing this Offer, the Customer consents to HSBC collecting, using and retaining and disclosing information in the manner set out in the Relationship Terms of Business or Schedule 3 of the General Conditions (as applicable). This includes HSBC disclosing information about the Customer to other members of the HSBC Group, not limited to subsidiaries, associates, and related bodies corporate of HSBC.

Consent

By executing this Offer, the Customer consents to HSBC, other members of the HSBC Group and their agents contacting it via electronic messages (for example, email, SMS and other forms of messaging), for various purposes including offering to supply goods or services supplied by HSBC, members of the HSBC group or any third party, advertising or promoting such goods or services, or general marketing, advertising or promotion purposes. In the event that the Customer does not wish to provide its consent, please tick the “no” box below.

☐  No

Dated: 8-18-16

Executed by The GEO Group Inc.

/s/ Shayn March
VP & Treasurer
The GEO Group, Inc.

Conditions Precedent Schedule

The following must be provided to HSBC before any Facility will be made available to you:

1.	(Verification Certificates) Verification certificates in a form acceptable to HSBC.

2.	(Trust Deeds) If a Transaction Party is a trustee of any Trust a certified copy of the relevant trust deed and any variation of that deed, or if required by HSBC, an acknowledgment by the trustee that no alterations have been made to those documents between the date on which they were furnished to HSBC and the date of the declaration.

3.	(Transaction Documents) Duly executed counterparts of each Transaction Document.

4.	(Stamping) Evidence that all Transaction Documents have been duly stamped or if HSBC in its sole discretion does not require stamping at that time, payment by the Customer of the estimated funds for payment of stamp duty by the Customer to HSBC.

5.	(Fees, charges and expenses):

(a)	Evidence that all fees, if any, payable by the Customer to HSBC on or before the first Drawdown Date have been paid (or will be paid simultaneously with the first Drawing); and

(b)	Payment on account of HSBC’s costs (such as valuation and legal costs if any) and disbursements in respect of the Transaction Documents and all other charges and expenses as advised by HSBC.

6.	(Legal Opinions) If required by HSBC, legal opinions or certificates (in a form acceptable to HSBC) from HSBC’s solicitors confirming the validity and enforceability of the Transaction Documents.

OR

(Certificate of Legal Validity) a duly executed copy of Certificate of Legal Validity in a form acceptable to HSBC.

7.	(Other Information) Such other documentation or information as HSBC may reasonably require in connection with the agreement.

Facility Schedule

Guarantee Line

Customer	:	The GEO Group Inc

Currency	:	Any currency acceptable to HSBC.

Facility Limit	:	AUD100,000,000.00

On Demand Facility	:	This Facility is an On Demand Facility.

Maturity Date	:	The date on which HSBC requires repayment of the Amount Owing.

The Facility Terms for Guarantee Line also apply to this Facility.

Facilities under the Guarantee Line are subject to fees as stated in the relevant facility schedule and other fees and charges as specified in the HSBC Corporate Banking fees and charges guide.

With the following Sub-Facilities:

Bank Guarantee/Standby Sub-Facility

Sub-Limit	:	AUD100,000,000.00.

Purpose	:	To issue Guarantees/Standbys as requested by the Customer.

Face Value	:	A minimum amount of $50,000,000.00.

Expiry Date of
Guarantees/Standbys	:	Guarantees/Standbys issued under this Sub-Facility cannot have a tenor which exceeds 12 months

(Guarantee Fees) The Customer must pay 1.17% per annum on the maximum liability of HSBC under each Guarantee/Standby. This fee is payable Quarterly in arrears and calculated for each Guarantee/Standby from the Issue Date of that Guarantee. This fee is not refundable.

(Issuance/Amendment Fee) An issuance fee of $250 for each Guarantee/Standby issued by HSBC, payable on the Issue Date of the Guarantee/Standby and an amendment fee of $250 on each amendment of a Guarantee/Standby.

Annexure A

HSBC General Conditions

HSBC General Conditions Annexure A to the Guarantee Facility for The GEO Group Inc. pursuant to Letter of Offer dated 18th August 2016

© Copyright HSBC Bank Australia Limited ABN 48 006 434 162. June 2014. ALL RIGHTS RESERVED.

No part of this publication may be reproduced, stored in a retrieval system, or transmitted, on any form or by any means, electronic, mechanical, photocopying, recording, or otherwise, without the prior written permission of HSBC Bank Australia Limited.

Contents

1.	Definitions and Interpretation	3

2.	Facilities / Drawings	10

3.	Interest on Advances	11

4.	Interest On Overdue Amounts	12

5.	Repayment and prepayment	12

6.	Payments	13

7.	Review of Facility	14

8.	Increased costs/illegality	14

9.	Representations and warranties	15

10.	Undertakings	15

11.	Default Events	15

12.	Fees and charges	15

13.	Indemnities	16

14.	Expenses	17

15.	GST	17

16.	Assignments and transfers	18

17.	Notices	18

18.	Set off	19

19.	Additional Terms	19

20.	Miscellaneous	19

Schedule 1		30

Schedule 2		34

This page has been left blank intentionally

1.	Definitions and Interpretation

1.1	Definitions

Unless the context otherwise requires, words and expressions used in the agreement have the meaning assigned to them in:

(i)	the Letter;

(ii)	the Facility Terms in respect of the Facilities covered by the relevant Facility Terms;

(iii)	these General Conditions; and

(iv)	the Relationship Terms of Business.

Accounting Standards means the Generally Accepted Accounting Principles (GAAP).

Accounts means:

(a)	for a corporation:

(i)	its profit and loss report and statement of cash flows for a particular period;

(ii)	its balance sheet as at the end of a period; and

(iii)	all disclosures, reports and notes required to be included or attached to or intended to be read with any of those financial statements, and all directors’ declarations about those financial statements; and

(b)	for a person who is not a corporation, such accounts as are requested by HSBC from time to time.

Additional Terms means the terms set out in Schedule 2.

Advance means each cash advance drawn down or made available under a Facility.

Agreement means the Offer, as accepted by the Customer.

Alternative Currency means any currency other than AUD in which Drawings are available to or have been made by the Customer.

Amount Owing means all moneys that each Transaction Party (whether alone or with another person) is, or at any time may become, actually or contingently liable to pay to or for the account of HSBC or The Hongkong and Shanghai Banking Corporation Limited (whether alone or with another person or whether as agent) for any reason and whether or not it is contemplated at the date of the agreement.

It includes, without limitation, money by way of principal, interest, fees, costs, guarantees, indemnities, charges, duties or expenses or payment of liquidated or unliquidated damages for which a Transaction Party is or at any time may become so liable under or in connection with a Transaction Document, as a result of a breach of or default under or in connection with a Transaction Document or as a result of an assignment to HSBC.

Where a Transaction Party would have been liable but for its Insolvency, it will be taken still to be liable.

AUD Equivalent in respect of an amount in an Alternative Currency on any date, means the amount of AUD required for the purchase of that Alternative Currency on that date. The amount of AUD so required will be determined by applying the foreign exchange rate as specified by HSBC in respect of the relevant Facility, or if none is specified, HSBC’s spot rate of exchange as at 11.00 am on that date.

Authorisation includes any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with any person including a Government Agency.

Authorised Person means, in respect of:

(a)	a Transaction Party, any of its director or company secretary, or any person from time to time nominated by a Transaction Party by written notice to HSBC, to be an authorised person to sign notices or documents in connection with any of the Transaction Documents; and

(b)	HSBC, any person whose title or office includes the words Head of, Director, Manager or Company Secretary or cognate expressions or HSBC’s lawyers or any person from time to time nominated as an Authorised Person by HSBC.

Availability Period means in relation to each Facility, the period commencing on the Commencement Date and ending on the Maturity Date for that Facility.

Banking Day means for the purposes of determining LIBOR or SIBOR a day, excluding Saturday or Sunday, on which banks and HSBC are open for business in London or Singapore, as the case may be, and on which dealings are carried on in the London interbank market or Singapore interbank market, as the case may be.

Base Rate for a Facility means the rate specified as the base rate for that Facility in the relevant Facility Schedule.

BBR means, for any period in which interest is payable, the rate quoted by HSBC as that at which it would purchase Bills accepted by itself with an aggregate face value comparable to the relevant amount and with a period comparable to the relevant period, at or about 10:00am (Sydney time) on the date of commencement of such period.

BBSY means the rate determined by HSBC at or about 10:10am on the first day of the relevant period and for the amount and period closest to the relevant amount and relevant period to be:

(a)	the average bid rate quoted on the page designated as “BBSY” on the Reuters Monitor Money Rates Services or another page that replaces the “BBSY” page on that system to display average bid rates for Bills accepted by a bank, rounded up, if necessary, to the nearest 4 decimal places; or

(b)	if:

(i)	the page designated as “BBSY” (or another page that replaces the “BBSY” page) is not available for any reason; or

(ii)	the basis on which the rate quoted on that page is changed and, in the opinion of HSBC, that rate no longer reflects its cost of funding to the same extent as it did at the date of the agreement,

the average of the buying rates for Bills accepted by a bank quoted by 3 banks selected by HSBC, rounded up, if necessary, to the nearest 4 decimal places.

If BBSY cannot be determined under paragraphs (a) or (b), then BBSY will mean the rate (expressed as a percentage per annum) determined by HSBC in good faith to be the appropriate rate and for this purpose HSBC may have regard to comparable indices then available in any market HSBC considers appropriate.

Bill has the meaning in the Bills of Exchange Act 1909 (Cth).

BLR means the base lending rate of HSBC determined by reference to external rates, and:

(a)	in the case of AUD, as established and quoted from time to time by HSBC in national daily newspapers or financial papers; and

(b)	in the case of funds in any Alternative Currency, as established and quoted from time to time by HSBC upon request.

Business Day means a day, other than Saturday or Sunday, on which banks are open for banking business in Sydney and in the state or territory in which the Lending Office is located.

Cancellation Rights means the rights of HSBC to:

(a)	cancel any Facility or any unutilised part of any Facility, and terminate HSBC’s obligations under it (but without prejudice to the Customer’s obligations with respect to any part of the Facility that has been utilised);

(b)	demand repayment and payment of all or any part of the Amount Owing (including, without limitation, amounts that are contingently owing), in which case that amount will immediately become due and payable by the Customer to HSBC;

(c)	enforce any or all of the Security; and

(d)	convert into AUD on HSBC’s usual terms any part of the Amount Owing that is in an Alternative Currency.

Claim means any claim, cost (including legal costs on a solicitor and client basis), damages, debt, expense, Tax, liability, loss (including any exchange loss), obligation, allegation, suit, action, demand, cause of action, proceeding or judgment of any kind however calculated or caused, and whether direct or indirect, consequential, incidental or economic.

Combined Limit means the limit specified in the Letter to be a combined limit.

Commencement Date in respect of a Facility means the date by which all Conditions Precedent have been satisfied (or waived by HSBC).

Conditions Precedent means the conditions precedent specified in the agreement as set out in the Conditions Precedent Schedule of the Letter or other parts of the agreement.

Controller has the same meaning as “controller” in the Corporations Act.

Corporations Act means the Corporations Act 2001 and any legislation amending or replacing legislation.

Default Event means any event or circumstance described in Schedule 2 and all events and circumstances specified in the Transaction Documents to be a Default Event.

Default Margin means 2% per annum.

Drawdown Date means the date on which any Drawing has been made or requested to be made under any Facility.

Drawdown Notice means in respect of Guarantee Line and Sub-Facility, a Guarantee Application or notice under clause 2.5 in the form required by HSBC from time to time.

Drawing means each utilisation of a Facility.

Electronic Channel is defined in the Facility terms for Guarantee Line.

Facility or Facilities means the facility or facilities offered to and accepted by the Customer pursuant to the Letter and includes any Sub-Facilities.

Facility Limit for a Facility means the facility limit specified in the Letter for that Facility as may be reduced or varied from time to time in accordance with the agreement.

Facility Schedule means the schedule to the Letter that sets out terms specific to a Facility.

Facility Terms or Terms means the additional terms and conditions (if any) applicable to certain Facilities, as specified in the Facility Schedule and attached to the Letter, and constituting part of the agreement.

Financial Indebtedness means any indebtedness, present or future, actual or contingent in respect of any financial accommodation whatsoever.

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal, judicial body, department, commission, authority, tribunal agency or entity in any state, country or other jurisdiction including any self-regulatory organisation established under statute or any stock exchange.

Group means the Customer and those corporations, if any, specified in the Letter.

Group Limit means the limit specified in the Letter to be the Group Limit.

GST has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999.

Guarantee means any guarantee, indemnity, letter of credit, performance bond, legally binding letter of comfort or suretyship, including any Guarantee referred to in the Facility Terms for Guarantee Lines.

Guarantee Application is defined in the Facility terms for Guarantee Line.

HSBC Foreign Currency Reference Rate means, in respect of any period, the rate quoted by HSBC as its cost of providing funds in the currency of the relevant Drawing and for a period comparable to the relevant period, in such interbank market or by such other means as HSBC may at its discretion select, at or about the normal time for seeking quotes for such funds 2 business days prior to the commencement of such period.

HSBC General Banking Guide means either Part B of the “Corporate Banking Financial Services Guide”.

HSBC Group means HSBC Holdings plc and its subsidiaries and affiliates.

Income Tax means Tax (other than tax deducted or withheld from any payment) imposed on the net income, profits or gains of the Customer or the Group.

Insolvency includes insolvency, provisional liquidation, administration, receivership, compromise, arrangement, amalgamation, official management, reconstruction, winding up, dissolution, assignment for the benefit of creditors, arrangement or compromise with creditors, bankruptcy or death.

Insolvency Event means the happening of any of these events to a person:

(a)	an application is made to a court (unless the application is withdrawn, struck out or dismissed within 7 days of it being made), a meeting is convened, a resolution is passed, a notice is issued, or any step is taken, for that person to be wound up or dissolved, or for a liquidator or a provisional liquidator to be appointed;

(b)	a resolution is passed or a decision taken to appoint an administrator or Controller in respect of any of the person’s assets or the appointment is made;

(c)	the person enters into, or resolves to enter into, an arrangement or composition with, or assignment for the benefit of, all or any of that person’s creditors;

(d)	the person is, states that it is, or is presumed under any applicable law to be, insolvent;

(e)	the person becomes an insolvent under administration as defined in section 9 of the Corporations Act or action is taken that could result in that event;

(f)	as a result of the operation of section 459F(1) of the Corporations Act, the person is taken to have failed to comply with a statutory demand;

(g)	anything having a substantially similar effect to any of the events specified above happens under the law of any jurisdiction to the person;

or if the person is a natural person:

(h)	the person has a bankruptcy notice issued against the person or a receiver or a trustee for creditors or in bankruptcy is appointed to any of the person’s property or a garnishee notice is given concerning any money that the person is said to be owed or the person proposes or enters into an arrangement or composition with, or an assignment for the benefit of, any of the person’s creditors or the person proposes or effects a moratorium involving any of the person’s creditors;

(i)	the person stops, suspends, or threatens to stop or suspend payment of all or a class of the person’s debts or the conduct of all or a substantial part of the person’s business;

(j)	the person is unable to pay all of the person’s debts as they fall due or is presumed to be insolvent under any applicable law;

(k)	the person dies, is imprisoned or becomes incapable of managing their own affairs; or

(l)	anything having a substantially similar effect to any of the events specified above happens under the law of any jurisdiction to the person.

Interest Payment Date means the date specified in the Facility Schedule or otherwise in the agreement as the date on which interest is payable by the Customer.

Interest Period in respect of a Facility means the period selected in a Drawdown Notice and which complies with the requirements of the agreement.

Lending Office means the office from which HSBC issues the Offer to the Customer.

Letter means the letter that HSBC issued to the Customer entitled “Letter of Offer”.

Margin in respect of each Facility means the rate specified as such in the Facility Schedule.

Material Adverse Effect means a material adverse effect on the:

(a)	ability of a Transaction Party to perform its obligations under a Transaction Document;

(b)	financial condition or business of a Transaction Party;

(c)	ability of HSBC to exercise its rights under a Transaction Document; or

(d)	attachment, enforceability, perfection, priority or value of any Security.

Maturity Date for a Facility means the date specified as such in the Facility Schedule or such other date agreed in writing by HSBC.

Maximum Exposure for a Facility (if any) means the maximum exposure for Alternative Currency Drawings specified for that Facility in the Facility Schedule.

Obligations means any obligations, actual or contingent, of HSBC under a Facility or instrument issued under or in connection with a Facility.

Overdraft Account means a deposit account held by a Customer with HSBC, nominated by HSBC from time to time as the account supporting an Overdraft Facility.

Overdraft Terms and Conditions means, any of HSBC’s Terms and Conditions for Deposit Accounts (as amended from time to time), provided to the Customer in connection with the operation of the Overdraft Account.

Permitted Financial Indebtedness means any Financial Indebtedness:

(a)	incurred with the prior written consent of HSBC;

(b)	incurred under any Transaction Document; or

(c)	due to a Related Corporation of the Transaction Party that is also a Security Provider.

Potential Default Event means any event or circumstance that with the giving of notice or passage of time or both would become a Default Event.

Principal Outstanding means the aggregate principal amount of all outstanding Advances and Obligations at any time (even if those Obligations are contingent).

Purpose means, in respect of each Facility, the purpose specified in the Facility Schedule.

Quarter means, unless otherwise specified in the agreement, each period of 3 months ending on 31 March, 30 June, 30 September and 31 December in each year and “Quarterly” has a like meaning.

Reference Banks means the principal London office in the case of LIBOR, or Singapore Office, in the case of SIBOR, of 3 banks selected by HSBC.

Related Corporation has the meaning given to “related body corporate” in the Corporations Act.

Relationship Terms of Business means the relationship Terms of Business (as amended from time to time) provided by HSBC to the customer prior to or on or about the date agreement.

Scheduled Repayment means any repayment of principal specified in the Facility Schedule.

Security or Securities means any Security Interest, Guarantee or other document or agreement at any time created or entered into as security for any Amount Owing, including without limitation the Security specified in the Letter.

Security Interest means:

(a)	any mortgage, pledge, lien or charge; and

(b)	any other interest or arrangement of any kind that in substance secures the payment of money or the performance of an obligation, or that gives a creditor priority over unsecured creditors in relation to any property.

Security Provider means a person who grants a Security in favour of HSBC other than the Customer.

Selected Currency means Pounds Sterling, New Zealand Dollars, Hong Kong Dollars and Singapore Dollars.

Sub-Facility means a Facility offered to a Customer in the Letter as a Sub-Facility.

Sub-Limit means in respect of a Sub-Facility, the amount specified in the Letter as the Sub-Limit for that Sub-Facility, as may be reduced or varied from time to time in accordance with the agreement.

Tax or Taxation includes GST, stamp duty or any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Government Agency, and any related interest, penalty, charge, fee or other amount but does not include tax on the overall net income of HSBC.

Transaction Document means:

(a)	the agreement;

(b)	the Securities (if any);

(c)	any agreement relating to the priority of any Security;

(d)	any document relating to or arising in connection with any Facility or Security;

(e)	any instrument issued by HSBC under a Facility from time to time;

(f)	any document or agreement entered into or provided under or in connection with, or for the purpose of amending, substituting or novating, any of the above; and

(g)	any other document that HSBC and the Customer agree is a Transaction Document.

Transaction Party means the Customer and any Security Provider.

Undrawn Commitment means, at any time in respect of any Facility or Sub-Facility, the Facility Limit or Sub-Limit as the case may be less the Principal Outstanding under that Facility or Sub-Facility.

1.3	Interpretation

(a)	A reference to the agreement (or any part thereof) or another instrument or document includes any variation, supplement, novation or replacement of any of them.

(b)	A reference to a law includes a law that amends or replaces it, and regulations and other enactments under it.

(c)	The singular includes the plural and vice versa.

(d)	References to a person includes a partnership, body corporate, an unincorporated association or an authority and include that person’s executors, administrators, successors, substitutes (including, without limitation, persons taking by novation) and assigns.

(e)	A reference to any thing (including, without limitation, any amount) is a reference to the whole and each part of it.

(f)	Where 2 or more persons comprise the Customer:

(i)	a reference to the Customer includes any one or more of those persons if the context so permits; and

(ii)	the obligations on the part of the Customer bind them jointly and severally.

(g)	Every person described as a Customer who accepts the Offer will be bound even if any other person described as the Customer does not accept the Offer.

(h)	Amounts and obligations will still be taken to be owed and HSBC’s rights and powers will be enforceable:

(i)	even if a Transaction Party becomes legally incapacitated (as far as the law allows); or

(ii)	despite any moratorium.

(i)	Time is of the essence in the agreement.

1.4	Inconsistency

In the event of any inconsistency between the terms of the various components of the agreement or between the agreement and a Security, then the following order of priority will prevail:

(a)	the Letter;

(b)	the Facility Terms (in respect of any relevant Facility);

(c)	the Relationship Terms of Business;

(d)	these General Conditions; and

(e)	a Security.

For the purposes of the agreement an “inconsistency” will not exist if the term of one document relating to a particular topic is more comprehensive than a term of another document relating to that topic. In that case the more comprehensive term will be applied.

2.	Facilities / Drawings

2.1	Availability of Facilities

Subject to the terms of the agreement, HSBC agrees to make available to the Customer during the Availability Period the Facilities specified in the Letter.

2.2	Limits

(a)	The Customer will not be entitled to give a Drawdown Notice for a Drawing and HSBC will have no obligation to comply with any request contained in a Drawdown Notice for a Drawing if the Drawing would result in the Principal Outstanding:

(i)	for a Sub-Facility exceeding its Sub-Limit;

(ii)	for all Sub-Facilities exceeding the Facility Limit for the Facility under which the Sub-Facilities are offered;

(iii)	for a Facility exceeding its Facility Limit;

(iv)	under all Facilities that are part of a Combined Limit, exceeding the Combined Limit; or

(v)	under all Facilities that are part of a Group Limit exceeding the Group Limit.

(b)	Subject to clause 2.2(a), if the Offer provides a Group Limit to the Customer (or certain Customers) then all Facilities provided under the Group Limit are interchangeable under that Group Limit by the relevant Customers.

(c)	Subject to clause 2.2(a), if the Offer provides a Combined Limit to the Customer (or certain Customers) then all Facilities provided under the Combined Limit are interchangeable under that Combined Limit by the relevant Customers. The Principal Outstanding under each particular Facility offered under a Combined Limit can be drawn up to the lesser of the Facility Limit for that particular Facility and the Combined Limit.

(d)	Subject to clause 2.2(a), if the Offer provides a Facility Limit and that Facility has a Sub-Facility with a Sub-Facility Limit then all the Sub-Facilities provided under the relevant Facility Limit are interchangeable under that Facility Limit by the relevant Customers. The Principal Outstanding under each particular Sub-Facility offered under that Facility Limit can be drawn up to the lesser of the Sub-Facility Limit for that particular Sub-Facility and the relevant Facility Limit.

(e)	The Facilities are interchangeable amongst the entities named in the Letter as the entities that may utilise that Facility.

2.3	Maximum Exposure

Where a Facility is made available in an Alternative Currency and the Facility Limit or Sub-Limit for that Facility is expressed as an Australian Dollar amount and a Maximum Exposure is specified for that Facility, then the Customer undertakes to ensure that at all times the AUD Equivalent of the Principal Outstanding for that Facility is equal to or less than the relevant Maximum Exposure.

2.4	Purpose

The Customer must only use each Facility for its Purpose or for such other purposes as may be agreed in writing from time to time between the Customer and HSBC.

2.5	Drawings

(a)	Whenever the Customer wishes to make a Drawing, other than under an Overdraft Facility (where drawings are covered in the Overdraft Terms and Conditions), it must give to HSBC an irrevocable Drawdown Notice. Each Drawdown Notice must be in legible writing, substantially in the form required by HSBC from time to time and be signed by an Authorised Person of the Customer, except for a Guarantee Application which must be provided and authenticated electronically through an Electronic Channel.

(b)	The Customer may only make a Drawing if:

(i)	HSBC has received a Drawdown Notice that satisfies the requirements of clause 2.5(a) in a time frame prior to the Drawdown Date acceptable to HSBC;

(ii)	as at the date of the Drawdown Notice and the Drawdown Date:

(A)	all representations and warranties made by the Transaction Party in, or in connection with, a Transaction Document are true and not misleading, by omission or in any other way; and

(B)	no Default Event or Potential Default Event has occurred that has not been remedied or waived or would result from the Drawing; and

(iii)	the Drawing complies with the agreement.

(c)	A Drawdown Notice, once given, is irrevocable.

2.6	Amalgamation

If the Customer draws multiple Advances or Bills in respect of a Facility, HSBC may on the last day of any Interest Period or on the maturity date of any Bill amalgamate all outstanding Advances or Bills into one single tranche.

3.	Interest on Advances

3.1	Interest

(a)	The Customer must pay interest to HSBC on each Advance (including Advances under an Overdraft Facility):

(i)	at the rate determined by HSBC to be the sum of the Base Rate and the Margin or, where applicable, at the rate determined in accordance with clause 4; and

(ii)	in advance or arrears (as specified in the Facility Schedule or, where applicable, pursuant to clause 4) on each Interest Payment Date.

(b)	Interest under this clause:

(i)	accrues from day to day, and for Facilities where the relevant Base Rate is any rate other than BLR, during an Interest Period; and

(ii)	is calculated on the basis of the actual number of days elapsed (including the first day but excluding the last) and for Facilities where the relevant Base Rate is any rate other than BLR, in the case of:

(A)	an Advance in A$ or Selected Currency, a 365 day year; and

(B)	an Advance in an Alternative Currency other than a Selected Currency, a 360 day year.

3.2	Selection

(a)	Subject to this clause and clause 3.3:

(i)	the length of the first Interest Period is the period selected by the Customer in the Drawdown Notice; and

(ii)	the length of each subsequent Interest Period is the period selected by the Customer by notice, which must be received by HSBC not later than 11:00am 2 Business Days before the start of the relevant Interest Period (or a later time agreed by HSBC).

(b)	The Interest Period selected must:

(i)	not exceed the period specified in the Facility Schedule (if any); and

(ii)	only be a period of either 90, 120 or 180 days or any other period that HSBC agrees.

(c)	If the Customer does not select an Interest Period in the Drawdown Notice for an Advance, or selects an Interest Period that does not comply with this clause or clause 3.3, the Customer is considered to have selected an Interest Period of 90 days or any other period selected by HSBC.

3.3	Interest Periods

(a)	The Interest Period for an Advance starts on the Drawdown Date for that Advance or the rollover date for that Advance.

(b)	An Interest Period that would otherwise end on a day that is not a Business Day instead ends on the following Business Day.

(c)	No Interest Period may end after the Maturity Date. An Interest Period that would otherwise end after the Maturity Date instead ends on the Maturity Date.

4.	Interest On Overdue Amounts

4.1	Accrual

Interest accrues on each unpaid amount that is due and payable by a Transaction Party under or in respect of any Transaction Document (including interest payable under this clause) at the Default Margin plus the rate applicable to the amount immediately before the due date:

(a)	on a daily basis up to the date of actual payment from (and including) the due date or, in the case of an amount payable by way of reimbursement or indemnity, the date of disbursement or loss, if earlier; and

(b)	both before and after judgment (as a separate and independent obligation), and is payable on demand.

4.2	Capitalisation of Interest

Interest on unpaid amounts (that are due and payable) may be capitalised at intervals determined in the absolute discretion of HSBC.

5.	Repayment and prepayment

5.1	Repayment

(a)	The Customer must make all Scheduled Repayments in the amounts and on the dates specified in the Facility Schedule.

(b)	The Customer must pay to HSBC such amounts as are necessary to ensure that the:

(i)	Principal Outstanding at any time does not exceed the Group Limit, Combined Limit, Facility Limit or Sub-Limit (as the case may be); and

(ii)	AUD Equivalent of the Principal Outstanding at any time does not exceed the AUD Facility Limit, AUD Combined Limit or, if specified, the Maximum Exposure.

(c)	The Customer must repay each Advance under a Facility as specified in the Facility Schedule.

(d)	The Customer must repay in full the Amount Owing relating to a Facility on the relevant Maturity Date.

(e)	Any repayment or prepayment may not be reborrowed and reduces the relevant Facility Limit or Sub-Limit (as the case may be) unless otherwise specified in the Facility Schedule.

5.2	Prepayment

The Customer may:

(a)	on the last day of an Interest Period, on giving not less than 3 Business Days prior notice to HSBC specifying the proposed prepayment date and the amount of the proposed prepayment that must, in the case of a partial payment, be at least the amount specified in the Facility Schedule, or such other amount agreed to by HSBC; and

(b)	subject to clause 16, without premium or penalty,

prepay all or part of any Drawing, as the case may be, in accordance with the notice given to HSBC and pay interest on that prepaid Drawing or part of it, as the case may be, up to that date. Any prepayment notice given under this clause is irrevocable.

5.3	Cancellation

The Customer may cancel the whole or any part of the Undrawn Commitment of a Facility at any time by written notice to HSBC, and on doing so, the relevant Facility Limit will reduce accordingly.

6.	Payments

6.1	Manner

The Customer must make all payments under the agreement in immediately available funds in the currency in which those funds were drawn, to the relevant account specified by HSBC from time to time, by 11:00am (Sydney time) on the due date or if no date is specified, on demand.

6.2	No deductions

(a)	All payments to be made under the agreement must be made without:

(i)	set off or counterclaim; and

(ii)	deduction or withholding except for Taxes where required by law.

(b)	If the Customer is required by law to make any deduction or withholding of Tax from any payments, then the Customer must:

(i)	advise HSBC in writing of this requirement before the date the deduction or withholding is required to be made;

(ii)	pay such additional amount (as necessary) to HSBC in order that the actual amount received by HSBC after deduction or withholding (and after payment of any relevant Taxes) equals the amount that would have been received if such deduction or withholding were not required or made;

(iii)	pay the amount of Tax deducted or withheld to the Government Agency on a timely basis; and

(iv)	promptly provide to HSBC official receipts or other documentation acceptable to HSBC evidencing the payment of any such amount withheld or deducted to the relevant Government Agency.

6.3	Payment to be made on Business Day

Whenever any payment becomes due in respect of the agreement on a day that is not a Business Day the due date will be the next Business Day unless that day falls after the relevant Maturity Date, in which case the due date will be the previous Business Day.

6.4	Appropriation where insufficient moneys available

Where amounts received by HSBC are not sufficient to make all the payments required, those amounts will be appropriated as between principal, interest (including capitalised interest) and other amounts as HSBC determines in its absolute discretion.

6.5	Cash cover

(a)	Any amount paid to or held by HSBC in respect of a contingent liability under or in connection with any amount that is contingently owing by the Customer, will be held by HSBC by way of cash cover for such contingent liabilities in a suspense account.

(b)	All such amounts will accrue and be credited interest at a rate and in the manner determined by HSBC from time to time.

(c)	Without limiting any other provision of the agreement, HSBC may at any time apply those amounts held (including interest accrued) in payment of any moneys then payable by the Customer to HSBC.

7.	Review of Facility

7.1	Annual review

Without prejudice to HSBC’s rights under the agreement, HSBC may, with or without notification to the Customer, review each Facility at any time and at least once every calendar year.

7.2	Change in credit risk

In respect to Term Facilities only, if HSBC determines at any time that there has been or will be a change in its credit risk, HSBC may change the terms of the Facilities or exercise any of its Cancellation Rights.

7.3	Notice

HSBC must give the Customer at least 30 days written notice of any change to the terms of a Facility or to the exercise of its Cancellation Rights pursuant to clause 7.2. If the Customer does not accept the changes to the terms, it must notify HSBC within 14 days of receipt of the notice from HSBC, following which HSBC will be entitled to exercise its Cancellation Rights immediately.

7.4	Limitation

Nothing in this clause limits HSBC’s rights to cancel a Facility or to require repayment of the Amount Owing if it were otherwise entitled to do so under the agreement.

8.	Increased costs/illegality

8.1	Increased costs

This clause applies if:

(a)	after the date of the agreement, a change in:

(i)	a government requirement or a new government requirement;

(ii)	a tax or a new tax; or

(iii)	the interpretation of a government requirement or a tax,

affects facilities of the kind contemplated in the agreement; and

(b)	it, in HSBC’s opinion, directly or indirectly:

(i)	increases the cost to HSBC or any of its holding companies of providing or maintaining the Facilities or of providing funds under them; or

(ii)	reduces the effective rate of return to HSBC or any of its holding companies (whether on capital, assets, deposits or otherwise) on the Facilities.

8.2	Payment

The Customer agrees to pay to HSBC, on demand, the amount calculated by HSBC necessary to compensate HSBC or any of its holding companies for the increase in cost or reduction in rate referred to in clause 8.1. The amount payable will be calculated by HSBC from the day it first incurred the cost or suffered the reduction.

8.3	Illegality

If HSBC gives the Customer written notice that, in its opinion it has become illegal in a jurisdiction or otherwise impracticable for HSBC to continue to make a Facility available, HSBC’s obligations in relation to the Facility will terminate. The Customer must pay the Amount Owing to HSBC in full on the date specified in the notice.

9.	Representations and warranties

9.1	Representations and warranties by Customer

The Customer makes the declarations set out in Schedule 1 “Representations and Warranties” in respect of itself and each Transaction Party. The Customer acknowledges that HSBC relies on these declarations in entering into the Transaction Documents.

9.2	Repetition

The representations and warranties contained in Schedule 1 will be deemed to be repeated on an annual basis during the period the Amount Owing remains outstanding or contingently outstanding and on the issue of each Drawdown Notice. The Customer must notify HSBC if at any time these declarations cease to be correct.

10.	Undertakings

Unless HSBC otherwise agrees in writing, the Customer undertakes that it will comply with the undertakings contained in Schedule 1 “Undertakings”.

11.	Default Events

Each of the events or circumstances contained in Schedule 1 “Default Events” are Default Events and apply to all Facilities.

12.	Fees and charges

12.1	Fees and charges

HSBC may debit any of the Customer’s accounts with HSBC for the relevant amount of fees and charges payable or may invoice the Customer requesting payment.

In respect to fees for a Facility, unless otherwise stated, these fees accrue from the date of the agreement at the rate specified in the Facility Schedule, and are non-refundable and non-rebateable. The fees are calculated on the actual number of days elapsed against a year of 365 days for AUD and Selected Currencies and 360 days for Alternative Currencies (other than Selected Currencies) and payable as specified in the Facility Schedule.

12.2	Variation of fees and charges

(a)	HSBC may do any of the following:

(i)	vary any fees and charges;

(ii)	introduce new fees and charges; and

(iii)	vary the frequency or time for payment of fees and charges.

(b)	HSBC may do any of the above by:

(i)	a reasonable prior notice in writing to the Customer; or

(ii)	advertising the change in a major national newspaper,

on or before the change takes effect, having regard to any period of notice that HSBC is required to give under any applicable law or code of conduct, or if there is no mandatory notice period, whatever period of notice HSBC determines.

13.	Indemnities

13.1	General indemnity

The Customer unconditionally and irrevocably indemnifies HSBC, its officers and employees against any Claim suffered or incurred or payable by HSBC or its correspondents or agents in connection with or arising directly or indirectly out of:

(a)	breach, by the Customer, of the agreement or any instrument issued in connection with an Obligation;

(b)	HSBC accepting and acting in good faith on any email, telex, facsimile, electronic or telephone instructions purporting to originate from the Customer or given by an agent of the Customer;

(c)	in respect to Credits, HSBC acting on any representations made by the Customer to HSBC relating to a Credit, or any failure or refusal on the part of HSBC to honour a Credit because of a court order or other similar obligation, or because HSBC is of the view that a transaction to which a Credit relates is tainted by fraud;

(d)	a Default Event or Potential Default Event or the exercise or attempted exercise by HSBC of a right or power arising from a Default Event or Potential Default Event;

(e)	the failure by the Customer to make a Drawing for any reason or to make a prepayment in accordance with a notice of prepayment; or

(f)	a repayment of an Advance or any part of an Advance being made on any day other than the last day of an Interest Period for that Advance and in accordance with the agreement,

including without limitation, liability, loss, costs, charges or expenses on account of funds borrowed, contracted for or used to fund or for the purposes of any amount payable under a Facility, the termination of any hedging, swap, option or other treasury product agreement or instrument entered into by HSBC by reason of or in connection with any financial accommodation made available to the Customer, and including in each case, without limitation, legal costs and expenses, administrative costs (including overheads and the salaries and wages of its employees and agents) on a full indemnity basis.

13.2	Currency indemnity

If an amount payable by a Transaction Party under a Transaction Document is received or recovered by HSBC or a Controller in a currency other than the currency in which it is due (Due Currency) (whether under a judgment, in the winding up of a Transaction Party or otherwise):

(a)	the obligations of the Transaction Party are discharged only to the extent that HSBC or the Controller purchases the Due Currency with that other currency in accordance with its usual banking procedures on receipt of that amount; and

(b)	the Customer indemnifies HSBC or Controller in respect of, and must immediately pay to HSBC or to the Controller, the amount of any shortfall between the amount in Due Currency that may be purchased under clause 13.2, after deducting any costs of exchange and any other related costs and Taxes, and the relevant sum payable under the Transaction Documents.

13.3	Electronic Communication indemnity

In respect to the indemnity in clause 13.1(b), the Customer acknowledges:

(a)	that it requests and authorises HSBC to accept instructions from time to time, in connection with the agreement and any other arrangement with HSBC, by telephone, electronic mail or facsimile or through an Electronic Channel (without requiring written confirmation bearing actual signatures or written confirmation by mail) (Instructions);

(b)	the risks inherent in the giving of instructions by verbal communications, facsimile and/or other form of telecommunication. Fraudulent or other unauthorised instructions may be transmitted by electronic communication. Facsimile instructions may be transmitted to wrong numbers, may never reach HSBC and may become known to third parties;

(c)	that good and proper receipt by HSBC of the instructions will be conclusive evidence of such receipt;

(d)	that HSBC will not be under any duty to verify the identity of the person or persons giving Instructions purportedly in the name of the Customer and any transaction made pursuant to those Instructions will be binding upon the Customer whether made with or without the Customer’s authority, knowledge or consent.

13.4	Customer Obligations not affected

(a)	The Customer’s obligations under the agreement are not affected or in any way limited by any:

(i)	negligence or default on the part of HSBC or its employees;

(ii)	any communication being inaccurately transmitted or received or being sent by an unauthorised person;

(iii)	Transaction Document being, or being affected by, any invalidity, impossibility or illegality in performance or any law or act of any Government Agency or arbitrator;

(iv)	failure to obtain any necessary Authorisation for any Transaction Document;

(v)	set off, counterclaim, defence, deduction or other claim the Customer has against HSBC; or

(vi)	any falsity, inaccuracy, insufficiency or forgery of or in any demand, certificate, declaration or other document that on its face purports to be signed or authorised under or in respect of any product or service governed by the agreement.

(b)	The indemnities in the agreement are continuing obligations of the Customer, separate and independent from the other obligations of the Customer and survive the termination of the agreement or any other Transaction Document.

(c)	It is not necessary for HSBC to incur expense or make payment before enforcing a right of indemnity under the agreement.

14.	Expenses

The Customer must reimburse HSBC for its expenses in relation to the following:

(a)	preparing, negotiating, executing and completing any Transaction Document;

(b)	any consent, approval, waiver, amendment, release or discharge relating to any Transaction Document;

(c)	any enquiry by a Government Agency relating to a Transaction Party or any other asset the subject of any Transaction Document;

(d)	the actual, attempted or contemplated enforcement of, or exercise of its powers under any Transaction Document or any Contract or Debt;

(e)	all Taxes including stamp, transaction and similar duties and charges (including fines and penalties) payable in connection with any Transaction Document; and

This includes expenses incurred in any review or environmental audit, conducting property valuations or in retaining consultants to evaluate matters of material concern to HSBC, and administrative costs including overheads and the salaries and wages of HSBC’s employees and agents (whose time and costs are to be charged at reasonable rates).

It also includes legal fees (including in-house lawyers charged at their usual rates) on a full indemnity basis in relation to any of the above.

15.	GST

All amounts paid or payable to HSBC under the agreement and the Transaction Documents are expressed on a GST exclusive basis. The Customer must pay any GST or other Tax (if necessary) on any amount that it is required to pay HSBC.

16.	Assignments and transfers

16.1	Customer must not assign

The Customer must not assign or transfer any of its rights or obligations under any Transaction Document without the prior written consent of HSBC.

16.2	HSBC

HSBC may assign or transfer a Transaction Document and its rights under any Transaction Document to any other member of the HSBC Group, free of any set off, equity or cross claim (to the maximum extent allowed by law) which the Customer would have had against HSBC or HSBC Group. For all other cases HSBC will seek the Customer’s prior written consent, whereby such consent shall not be unreasonably withheld or delayed.

16.3	Disclosure of information by HSBC

The Customer agrees that HSBC may disclose information about any Transaction Party to any relevant party for the purpose of facilitating an actual or proposed assignment or transfer of HSBC’s rights in respect of the Customer, and enabling any relevant party to evaluate the transaction intended to be the subject of the assignment or transfer.

17.	Notices

17.1	Notices from HSBC

A representative of HSBC may give the Customer a notice, request, consent or other document (including court proceedings) (Notice) by:

(a)	delivering it personally;

(b)	posting it or leaving it at the Customer’s address last known to HSBC; or

(c)	sending it by fax or (if the Customer agrees, as set out below in clause 17.2) by other electronic means to any number or address the Customer gives HSBC.

17.2	Electronic communications from HSBC

Unless any applicable law or code of conduct provides otherwise, if the Customer agrees to HSBC doing so, HSBC may give a Notice by:

(a)	electronic communication to a device, electronic equipment or electronic address nominated by the Customer; or

(b)	displaying information at HSBC’s website www.hsbc.com.au (after notifying the Customer by electronic communication that the information is available on the website).

The Customer may at any time vary the device, electronic means or electronic address it has nominated, or terminate its arrangement with HSBC that it can notify changes to the Customer by one or both of the methods of electronic communication above.

17.3	Notices from the Customer

Subject to HSBC accepting the Customer’s request made pursuant to clause 13.3 in connection with any communication, all Notices from the Customer relating to Transaction Documents must be:

(a)	in writing; and

(b)	sent to the Lending Office of HSBC or to any other address specified by HSBC.

17.4	When a Notice is received

Any Notice will be taken to have been given to the recipient:

(a)	for a Notice sent by post, on the date when, in the ordinary course of the post it could have been expected to be received but in any event no later than 3 days after it was posted. This applies even if the Notice is returned undelivered;

(b)	for a Notice sent by fax or other electronic transmission, on the time and date when the sending machine indicates transmission has occurred unless a code of conduct provides otherwise; or

(c)	for a Notice given personally or left at an address, on the date that it is given or left.

However, if the Notice is received after 4:00pm on that day, or on a day that is not a Business Day in the place of receipt, it will be deemed to have been received on the next Business Day.

18.	Set off

If the Customer has an account with HSBC, HSBC may (but need not) at any time, apply any credit balance in the account or debit an Overdraft Account towards satisfaction of Amounts Owing. This includes any Amounts Owing pursuant to clauses 12, 13, 14 and 15.

The Customer irrevocably authorises HSBC to do anything necessary (including to sign any document and effect appropriate currency exchanges) for that purpose.

To the maximum extent allowed by law the Customer gives up any right to set off any amounts HSBC owes the Customer against amounts the Customer owes under the agreement.

19.	Additional Terms

The Customer agrees to the Additional Terms.

20.	Miscellaneous

20.1	Customers in dispute

Where there is more than one Customer or the Customer, being a corporation, has more than one director, and HSBC becomes aware of a dispute between the Customers or the directors (as the case may be), HSBC may in its absolute discretion suspend any further Drawings under any Facility until the Customers or the directors (as the case may be) have jointly signed one instruction (to the satisfaction of HSBC) on how the Facility and any account relating to the Facility are to be accessed. If the Customers or the directors (as the case may be) do not provide HSBC with such instructions within a reasonable time, HSBC may in its absolute discretion exercise its Cancellation Rights in respect of the Facility.

20.2	Waivers, remedies cumulative

HSBC may form opinions, make determinations, and exercise rights, powers and remedies, in its absolute discretion. The rights that HSBC has under the Transaction Documents cannot be waived except by HSBC giving the Customer written notice waiving the particular right. HSBC does not waive any right or remedy merely because it does not exercise it fully or at a given time. The right or remedy can be exercised again or at a later date.

20.3	Consents and approvals/certificates

Except where otherwise expressly stated, HSBC may in its absolute discretion, give or refuse approvals and consents. A certificate signed by HSBC stating a rate, an amount due, owing or payable, or any other matter for the purpose of a Transaction Document, is, in the absence of manifest error, conclusive.

20.4	Further assurances/completion of documents

(a)	The Customer must, at its own expense, whenever requested by HSBC, promptly do or cause to be done, and cause each Security Provider to do or cause to be done, anything that HSBC considers reasonably necessary or desirable:

(i)	to give full effect to a Transaction Document; or

(ii)	more fully secure the rights, remedies and powers of HSBC under a Transaction Document or to enable HSBC to exercise those rights, remedies and powers, including perfecting and protecting any Security Interest intended to be created by or pursuant to any Transaction Document and signing and delivering documents.

(b)	HSBC may complete any document executed by the Customer or make any amendment that are administrative in nature to a Transaction Document that HSBC considers necessary to more fully secure the rights, remedies and powers of HSBC under a Transaction Document or to ensure that the Transaction Document is correct or effective.

20.5	Moratorium legislation

To the full extent permitted by law all legislation that at any time directly or indirectly:

(a)	lessens, varies or affects in favour of the Customer or the Security Provider any obligation under a Transaction Document; or

(b)	delays, prevents or prejudicially affects the exercise by HSBC of any right, power or remedy conferred by any Transaction Document,

is excluded from the Transaction Documents.

20.6	Counterparts

The agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

20.7	Severability

If part of the agreement is not legally enforceable in a relevant jurisdiction that part will be ignored in that jurisdiction, but in all other respects the agreement has full effect.

20.8	Limitation of liability

(a)	Except as expressly provided in this clause and unless a law that cannot be excluded states otherwise:

(i)	all terms, conditions, warranties, undertakings, inducements or representations whether express, implied, statutory or otherwise relating in any way to the provision of any product or service by HSBC, are excluded; and

(ii)	HSBC will not be under any liability to the Customer in respect of any delay, loss or damage (including consequential loss or damage) however caused that may be suffered or incurred or which may arise directly or indirectly in respect of the provision of any product or service by HSBC.

(b)	HSBC’s liability will be limited to any direct loss suffered by the Customer arising from the deliberate misconduct of HSBC or its employees in respect of the provision of any product or service by HSBC.

20.9	No merger

(a)	No Transaction Document merges, discharges, postpones or adversely affects in any other way the rights, remedies or powers of HSBC under any other Transaction Document.

(b)	If a judgment is made in favour of HSBC against the Customer or a Security Provider in respect of the Amount Owing or any part of it, HSBC holds the judgment collaterally with the Transaction Documents as security for payment of the Amount Owing and no Transaction Document merges in the judgment.

20.10	Governing law and jurisdiction

The agreement is governed by the laws of the jurisdiction of the Lending Office. The Customer submits to the non-exclusive jurisdiction of courts exercising jurisdiction there.

Schedule 1

Representations and Warranties/Undertakings/Default Events

Representations and warranties

The Customer makes the following representations and warranties:

1.	(Solvency) It is solvent and there are reasonable grounds to expect that, on execution of each Transaction Document and the entry into of the transaction contemplated under those documents, it will remain solvent.

2.	(Status) If it is a corporation it is duly incorporated and registered and validly existing under the laws of the jurisdiction under which it is registered.

3.	(Power) It has the power to enter into and perform its obligations under the Transaction Documents, to carry out the transactions contemplated by those documents and to carry on its business as now conducted or contemplated.

4.	(Documents Binding) Each Transaction Document to which it is expressed to be a party constitutes a valid and binding obligation enforceable against it in accordance with its terms, subject to any necessary stamping and registration and general equitable principals.

5.	(Transactions Permitted) The execution and performance by it of the Transaction Documents to which it is expressed to be a party and each transaction contemplated under those documents did not and will not:

(a)	violate a law or treaty or a judgment, ruling, order or decree of a Government Agency or Authorisation binding on it;

(b)	if it is a corporation, violate its constitution or other constituent documents;

(c)	violate any obligation or agreement that is binding on it or its property;

(d)	allow a person to accelerate or cancel or liquidate an obligation with respect to Financial Indebtedness, or constitute a Default Event, cancellation event, prepayment event or similar event (whatever called) under an agreement relating to Financial Indebtedness, whether immediately or after notice or lapse of time or both; or

(e)	if it is a corporation, exceed any limits on its powers or the powers of its director.

6.	(Accounts):

(a)	The most recent Accounts provided to HSBC, in all material respects:

(i)	give a true and fair view of the relevant person’s state of affairs and financial position as at the date to which the Accounts relate and the results of the relevant person’s operations during the period covered by the Accounts;

(ii)	contain proper and adequate provisions for and fully disclose all of the relevant person’s actual and contingent liabilities as at the date to which the Accounts relate; and

(iii)	were prepared in accordance with Accounting Standards, except for any departures from those standards that are disclosed in the Accounts.

(b)	Since the date on which the Accounts referred to in this clause were provided to HSBC, there has been no material adverse change in the relevant person’s financial condition, assets, reviews or business.

7.	(No Litigation) No litigation, arbitration, Tax claim, dispute or administrative or other proceeding is current or pending or, to its knowledge, threatened, which may have a Material Adverse Effect.

8.	(No Default) No Default Event or Potential Default Event has occurred or is subsisting.

9.	(Authorisations and Consents) Each material Authorisation and consent that is required in relation to:

(a)	the execution, delivery and performance by it of the Transaction Documents to which it is expressed to be a party and the transactions contemplated by those documents;

(b)	the validity and enforceability of those documents and the effectiveness or priority of each Security (where relevant); and

(c)	the carrying on by it of its business as now conducted or contemplated.

has been obtained or effected, is in full force and effect, has been complied with and all applicable fees have been paid.

10.	(No Misrepresentation) All information it has given to HSBC is true and complete in all material respects and it is not misleading by omission or otherwise.

11.	(Disclosure) It has fully disclosed in writing to HSBC all facts of which it has knowledge or that it possesses which are material to HSBC’s assessment of the nature and degree of risk undertaken by HSBC in granting financial accommodation to the Customer.

12.	(Law) It has complied with all laws or Authorisations binding on it.

13.	(Trust) It does not hold any assets as the trustee of any Trust (except as previously disclosed in writing to HSBC).

14.	(Insolvency) An Insolvency Event has not occurred.

15.	(Corporate Benefit) The transaction contemplated by the Transaction Document is for its benefit and is in its best interests.

16.	(Related Parties) The execution of the Transaction Documents and the performance by it of its obligations or the exercise of its rights under them does not constitute the giving of a financial benefit to a related party of a public company (within the meaning of Chapter 2E of the Corporations Act) by any person.

17.	(Consumer Credit) The Customer states that each of the Facilities is not being acquired wholly or predominantly for personal, household or domestic use.

Undertakings

Reporting undertakings

The Customer must provide and procure to be provided to HSBC in respect of each Transaction Party:

1.	(Government Agency) Promptly, any notice, order or material correspondence from or with a Government Agency that could reasonably be expected to have a Material Adverse Effect.

2.	(Default Event/Potential Default Event) Notification together with full details as soon as becoming aware of any Default Event or Potential Default Event.

3.	(Other Information) Promptly, such other information in relation to each Transaction Party or their operations or projects which HSBC may reasonably request.

General undertakings

The Customer will, and will procure each Security Provider to:

1.	(Comply with Obligations) Comply with all of its obligations under the Transaction Documents.

2.	(Corporate Existence/Ownership) Do everything necessary to maintain its corporate existence, not transfer its jurisdiction of incorporation or enter any merger or consolidation and ensure that there is no change in its ownership or control.

3.	(Comply with Law) Comply with all laws binding on it or any of its assets and businesses and all requirements to do so of any Government Agency.

4.	(Pay Taxes) Pay all Taxes payable by it when due.

5.	(Books and Records) Prepare and maintain, in accordance with Accounting Standards, proper and adequate books and financial records reflecting fully all transactions entered into by it.

6.	(Inspection) Permit HSBC and/or professional consultants appointed by HSBC to inspect and copy (if necessary) at reasonable times its books and financial records or enter any property used or owned by it to determine whether a Transaction Party is complying with the Transaction Documents.

7.	(Intergroup Payments) Ensure that all intergroup payments made by the Customer are to be made on an arms length trade related basis.

8.	(Obligations’ Ranking) Ensure that its obligations under the Transaction Documents at all times rank at least equally with all its unsecured and unsubordinated obligations, other than those which on its Insolvency must be preferred by law.

9.	(Special Conditions) Ensure that all the special conditions contained in the Facility Terms or the Letter (if any) will be complied with to HSBC’s satisfaction during the term of the Facility.

10.	(Insurance) Insure all of its assets that are of an insurable nature with financially sound and respectable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses in the same or similar locations and where required by HSBC from time to time provide HSBC with such certificates, policies or information in relation to such insurance.

Default Events

Each of the following is a Default Event:

1.	(Payments) The Customer or a Security Provider fails to pay any amount payable by it under a Transaction Document when due.

2.	(Obligations under Transaction Document) A Transaction Party fails to comply with any of its other obligations under a Transaction Document and, if in the opinion of HSBC that failure can be remedied, does not remedy the failure within 5 Business Days after:

(a)	HSBC gives notice to the Transaction Party (as the case may be) requiring that failure to be remedied; or

(b)	the date by which the Transaction Party becomes aware of the default or ought reasonably to have become aware of the default.

3.	(Misrepresentation) A Transaction Party gives incomplete, misleading or incorrect information to HSBC or otherwise makes any false or misleading statement in a Transaction Document.

4.	(Cross Default) In respect of a Transaction Party:

(a)	any Financial Indebtedness in excess of USD 20,000,000 (Twenty Million United States Dollars) is not paid when due or within an applicable grace period;

(b)	any Financial Indebtedness in excess of USD 20,000,000 (Twenty Million United States Dollars) becomes due and payable or capable of being declared due and payable before its stated maturity or expiry; or

(c)	a Security Interest created by a Transaction Party is enforced or becomes capable of being enforced.

5.	(Insolvency Event) An Insolvency Event occurs in respect of a Transaction Party.

6.	(Investigation) An investigation into all or part of the affairs of any Transaction Party commences under any legislation.

7.	(Execution) Distress, attachment, execution or other court process is issued, levied or enforced on or against a Transaction Party.

8.	(Vitiation of Transaction Documents) All or a material part of a Transaction Document is terminated or is or becomes void, illegal, invalid, unenforceable or of limited force and effect or any Transaction party alleges that this is so.

9.	(Disposal) Without HSBC’s written consent, a Transaction Party:

(a)	substantially changes the nature or scope of its business; or

(b)	disposes of all or a substantial part of its business or assets.

10.	(Acquisition of Own Shares) A Transaction Party contravenes section 259A, section 259B or section 259D of the Corporations Act, or issues or transfers shares or units of shares if that issue or transfer is void under section 259C of the Corporations Act, or proposes to do any of those things.

11.	(Financial Assistance) A Transaction Party contravenes section 260A of the Corporations Act or does an act or thing under section 260B of the Corporations Act other than for the purpose of approving any Security, or proposes to do any of those things.

12.	(Control of Customer and Security Provider) Without the prior written consent of HSBC, in the opinion of HSBC there is a material change (direct or indirect) in the ownership or control of, or in the management of, a Transaction Party.

13.	(Cancellation) If there is more than one Customer and any, but not all, of the Customers provide a notice to HSBC pursuant to clause 5.2 that it or they intend to cancel their liability under a Facility.

Schedule 2

Additional Terms

1.	INTERPRETATIONS

1.1	In these Terms, the following definitions will apply except where the context requires otherwise.

“Authorities” includes any judicial, administrative, public or regulatory body, any government, any Tax Authority, securities or futures exchange, court, central bank or law enforcement body, or any of their agents, with jurisdiction over any part of the HSBC Group.

“Compliance Obligations” means obligations of the HSBC Group to comply with: (a) Laws, or international guidance and internal policies or procedures, (b) any demand from Authorities or reporting, regulatory trade reporting, disclosure or other obligations under Laws, and (c) Laws requiring HSBC to verify the identity of any entity.

“Financial Crime” means money laundering, terrorist financing, bribery, corruption, tax evasion, fraud, evasion of economic or trade sanctions, and/or violations, or acts or attempts to circumvent or violate any Laws relating to these matters.

“Financial Crime Risk Management Activity” means the detection, investigation and prevention of Financial Crime, including but not limited to: (a) screening, intercepting, investigating any instruction, communication, drawdown request, application for services, or any payment sent to or by any party, or on behalf any party, (b) investigating the source of or intended recipient of funds, (c) combining information with other related information in the possession of the HSBC Group, and/or (d) making further enquiries as to the status of an entity, whether the entity is subject to a sanctions regime, or confirming the identity and status of an entity.

“Laws” means any applicable local or foreign statute, law, regulation, ordinance, rule, judgment, decree, voluntary code, directive, sanctions regime, court order, agreement between any member of the HSBC Group and an Authority, or agreement or treaty between Authorities.

“Personal Information” means information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a material form or not about an individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion.

“Privacy Act” means the Privacy Act 1988 (Cth) as amended and supplemented from time to time.

“Privacy Law” means all legislation, principles, industry codes and policies relating to the collection, use, disclosure, storage or granting of access rights to the Personal Information including, but not limited to, the Privacy Act.

“Terms” means these Additional Terms.

“Tax Authority” means domestic or foreign tax, revenue, fiscal or monetary authorities.

2.	COLLECTION, PROCESSING AND SHARING OF INFORMATION

2.1	HSBC may collect, process, use, transfer and disclose the Customer’s information, and Personal Information in respect of the Customer’s officers, employees and Authorised Persons (together “Client Data”) in connection with the following purposes (the “Purposes”):

(a)	for the provision of financial services to the Customer and to approve, manage, administer or effect any transactions that the Customer requests or authorises;

(b)	meeting Compliance Obligations;

(c)	conducting Financial Crime Risk Management Activities;

(d)	collecting any amounts due from the Customer;

(e)	conducting credit checks and obtaining or providing credit references;

(f)	enforcing or defending HSBC’s rights, or those of a member of the HSBC Group,

(g)	for HSBC’s internal operational requirements or those of the HSBC Group (including, without limitation, credit and risk management, system or product development and planning, insurance, audit and administrative purposes);

(h)	maintaining HSBC’s overall relationship with the Customer, including marketing or promoting financial services or related products to the Customer and market research (subject to the Customer’s request not to use the Customer’s information for direct marketing purposes); and

(i)	perfecting any interest granted to HSBC by the Customer or any third party for the Customer.

2.2	HSBC may (as necessary and appropriate for the Purposes) transfer and disclose any Client Data to the following recipients (“Recipients”) who may also process, use, transfer and disclose such Client Data for the Purposes:

(a)	any member of the HSBC Group;

(b)	any sub-contractors, agents, service providers, or associates of the HSBC Group (including their employees and officers);

(c)	any party as may be necessary for the provision of financial services to the Customer;

(d)	any Authorities;

(e)	anyone acting on the Customer’s behalf, transaction parties, payment recipients, beneficiaries, account nominees, intermediary, correspondent and agent banks, clearing houses, clearing or settlement systems, market counterparties, upstream withholding agents, swap or trade repositories, stock exchanges;

(f)	any party involved in the acquiring of an interest or assuming of risk in or in connection with the financial services provided to the Customer;

(g)	other financial institutions, credit reference agencies or credit bureaus, for obtaining or providing credit references; and

(h)	any party in connection with HSBC’s business alliance, transfer, disposal, merger or acquisition,

whether located in Australia or overseas. Whether Client Data is processed, stored, transferred or used in Australia or overseas, it will be protected by a strict code of confidentiality and security which all members of the HSBC Group, their staff and third parties are subject to.

2.3	The Customer must comply with any Privacy Law:

(a)	by which it is bound; and

(b)	by which HSBC notifies the Customer it is bound, including without limitation, the Privacy Act, as if the Customer is bound, and comply with HSBC’s reasonable instructions to enable this to be achieved.

2.4	If the Customer gives HSBC Personal Information about an individual or directs an individual to give their Personal Information to HSBC, the Customer must inform that individual of the following:

(a)	HSBC has collected and will collect Personal Information from the individual or another source in the course of implementing and/or providing services to the Customer.

(b)	The collection of some or all of the individual’s Personal Information may be required or authorised under tax Laws, Laws regulating Financial Crime or any other Laws.

(c)	The individual’s Personal Information is collected for the Purposes.

(d)	If the individual’s Personal Information is not collected by HSBC, HSBC may not be able to provide or continue to provide all or part of a financial service to the Customer.

(e)	The individual’s Personal Information may be transferred and disclosed to the Recipients.

(f)	HSBC’s Privacy Policy contains information about how an individual may access their Information that is held by HSBC and seek the correction of such Information.

(g)	HSBC’s Privacy Policy also contains information about how an individual may complain about a breach of the Australian Privacy Principles under the Privacy Act and how HSBC will deal with such a complaint.

(h)	HSBC’s Privacy Policy is available at www.hsbc.com.au or on request.

(i)	HSBC may disclose the individual’s Personal Information to the Recipients (including members of the HSBC Group), whether located in Australia or overseas. A list of the overseas countries in which members of the HSBC Group operate can be found at www.hsbc.com.au. The overseas Recipients may be in jurisdictions which do not have data protection laws that provide the same level of protection as Australia. Whether the individual’s Personal Information is processed in Australia or overseas, it will be protected by a strict code of confidentiality and security which all members of the HSBC Group, their staff and third parties are subject to. For this reason, HSBC will not take further steps to ensure that the overseas Recipients do not breach the Australian Privacy Principles under the Privacy Act in relation to any Personal Information disclosed to overseas Recipients.

(j)	Individuals who would like more information about HSBC’s approach to privacy, or would like to find out what Personal Information HSBC holds about them, may contact:

The Privacy Officer

HSBC Bank Australia Limited /

The Hongkong and Shanghai Banking Corporation Limited, Sydney Branch

GPO Box 5302

SYDNEY NSW 2001

2.5	The Customer indemnifies and holds harmless HSBC and other members of the HSBC Group against, and must pay HSBC on demand the amount of, all losses, liabilities, reasonable costs (including any legal costs) expenses and damages incurred or arising in connection with any breach of its obligations under these Terms by the Customer or any of its officers employees, agents, advisers, auditors, consultants or third parties. This indemnity is a continuing obligation, independent from the other obligations of the Customer under these Terms. It is not necessary for a party to incur expense or make payment before enforcing this indemnity.

3.	ANTI MONEY LAUNDERING AND TERRORIST FINANCING

3.1	Anti money laundering and terrorist financing laws

The Customer agrees and acknowledges that:

(a)	HSBC and other members of the HSBC Group, are required to act in accordance with the laws, regulations and requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things:

(i)	the prevention of money laundering, terrorist financing, tax evasion and the provision of financial and other services to any persons or entities which may be subject to sanctions; or

(ii)	the investigation or prosecution of, or the enforcement against, any person for an offence against any laws or regulations,

(“Relevant Laws”);

(b)	HSBC may take, and may instruct (or be instructed by) any other member of the HSBC Group to take, any action which it or such other member, in its sole and absolute discretion, considers appropriate to take, to comply with all such laws, regulations and requests, and group policies relating to the Relevant Laws;

(c)	such action may include but is not limited to:

(i)	interception and/or investigation of any payment messages and other information or communications sent to or by the Customer or on behalf of the Customer via the network and systems of HSBC or any other member of the HSBC Group;

(ii)	investigation of any application for product or service, or drawdown or utilisation of financing facility, by the Customer;

(iii)	making further enquiries as to whether a name which might refer to a sanctioned person or entity actually refers to that person or entity;

(iv)	delaying, blocking or refusing:

(A)	any payment;

(B)	provision of any product or service; or

(C)	drawdown or utilisation of any financing facility;

(v)	giving any information about any transaction or activity to any person authorised under a Relevant Law or group policy relating to the Relevant Laws to receive that information; and

(d)	third parties (including the government of the United States of America and other government authorities) may also take action under the Relevant Laws. This may result in delays, blocking, seizure or confiscation of payments.

3.2	HSBC not liable

The Customer agrees that neither HSBC nor any member of the HSBC Group will be liable for loss (whether direct or consequential and including without limitation loss of profit or interest) or damage suffered by any party arising out of:

(a)	any delay or failure by HSBC or any member of the HSBC Group in:

(i)	processing any payment messages, information or communications;

(ii)	performing any of its duties or other obligations in connection with any account;

(iii)	providing any product or service to any person; or

(iv)	effecting a drawdown or utilisation of any financing facility,

caused in whole or in part by any steps which HSBC or such other member of the HSBC Group, in its sole and absolute discretion, considers appropriate to take in accordance with the Relevant Laws or group policies relating to the Relevant Laws; or

(b)	the exercise of any of HSBC’s rights under this clause; or

(c)	any action taken by third parties in connection with the Relevant Laws.

3.3	No warranty on information

The Customer further acknowledges and agrees that:

(a)	in certain circumstances, the action which HSBC or any member of the HSBC Group may take may prevent or cause a delay in the processing of certain information; and

(b)	neither HSBC nor any member of the HSBC Group warrants that any information on the systems of HSBC or any member of the HSBC Group relating to any payment messages or other information or communications which are the subject of any action taken pursuant to this clause is accurate, current or up-to-date at the time it is accessed, whilst such action is being taken.

4.	MISCELLANEOUS

4.1	Survival upon termination

These Terms shall continue to apply notwithstanding the termination of the banking relationship between the Customer and HSBC, or any termination by HSBC or a member of the HSBC Group of the provision of any services to the Customer or the closure of the Customer’s accounts.

4.2	Variation

HSBC may make amendments to these Terms which will become effective on the expiry of 30 days notice to the Customer. Any such notice may be given to the Customer in writing or by publishing such amendments on our website at www.hsbc.com.au. However, HSBC may, in exceptional circumstances, make amendments to these Terms at any time in order to comply with any law or regulation, which will become effective immediately on notice to the Customer.

Issued by HSBC Bank Australia Limited ABN 48 006 434 162 AFSL No. 232595 and The Hongkong and Shanghai Banking Corporation Limited
ABN 65 117 925 970 AFSL No. 301737	HBAA737CBA (R6) 06/14

Relationship Terms of Business

1.	TERMS OF BUSINESS

1.1	These terms of business, together with any schedules, supplemental terms, and accompanying documents, as introduced, amended or supplemented from time to time (the “Terms”) will govern your banking relationship with each of HSBC Bank Australia Limited ABN 48 006 434 162 and The Hongkong and Shanghai Banking Corporation Limited ABN 65 117 925 970 (collectively and individually, “HSBC” or “we”) and the Services you receive from HSBC, from time to time.

1.2	These Terms govern how HSBC will use your information and that of your Connected Persons. By using the Services, you agree that HSBC and members of the HSBC Group shall use Customer Information in accordance with these Terms.

1.3	These Terms will (i) supplement any terms of business provided to you, and any product documentation in place between us, whether such terms of business and/or product documentation is entered into before, on or after the date these Terms are issued to you, and will (ii) be in addition to the terms and conditions in all other agreements, express or implied, and whether entered into before, on or after the date of these Terms, between us.

1.4	These Terms supersede all provisions previously in force between you and HSBC concerning the subject matter covered by these Terms, in particular to the extent of any conflict or inconsistency.

1.5	These Terms shall prevail in the event of any conflict or inconsistency between any of these Terms and those terms in any service or product agreement between you and HSBC (the “Other Terms”), whether entered into before, on or after the date of these Terms, notwithstanding the existence of any contrary provisions in such Other Terms regarding conflict of inconsistency between such Other Terms and these Terms. Any consents, authorisations, HSBC requested waivers and permissions that you have already provided in relation to Customer Information shall continue to apply in full force and effect, to the extent permissible by applicable local law.

1.6	INTERPRETATION

(a)	References to “the Customer” or “you” shall mean you, or, if applicable, the members of your group listed in the Appendix (collectively and individually, “the Customer” or “you”).

(b)	The definitions set out in Schedule 1 will apply except where the context requires otherwise.

(c)	Clause headings are included for convenience and do not affect interpretation.

(d)	A reference to these Terms includes any variation, supplement, novation or replacement of any of them.

(e)	References to a person includes a sole proprietorship partnership, body corporate, an unincorporated association or an authority and include that person’s executors, administrators, successors, substitutes (including, without limitation, persons taking by novation) and assigns.

(f)	References to the singular includes the plural and vice versa.

2.	COLLECTION, PROCESSING AND SHARING OF CUSTOMER INFORMATION

2.1	COLLECTION

HSBC and other members of the HSBC Group may collect, use and share Customer Information. Customer Information may be collected from you (or a person acting on your behalf), or may also be collected by or on behalf of HSBC, or members of the HSBC Group, from other sources (including from publically available information), generated or combined with other information available to HSBC or any member of the HSBC Group.

2.2	PROCESSING

HSBC and/or members of the HSBC Group will process, use, transfer and disclose Customer Information in connection with the following purposes (the “Purposes”):

(a)	for the provision of Services and to approve, manage, administer or effect any transactions that you request or authorise;

(b)	meeting Compliance Obligations;

(c)	conducting Financial Crime Risk Management Activity;

(d)	collecting any amounts due from you;

(e)	conducting credit checks and obtaining or providing credit references;

(f)	enforcing or defending our rights, or those of a member of the HSBC Group;

(g)	for our internal operational requirements or those of the HSBC Group (including, without limitation, credit and risk management, system or product development and planning, insurance, audit and administrative purposes);

(h)	maintaining HSBC’s overall relationship with you (including marketing or promoting financial services or related products to you and market research); and

(i)	perfecting any interest granted to HSBC by you or any third party for you.

2.3	SHARING

By using the Services, you agree that HSBC may (as necessary and appropriate for the Purposes) transfer and disclose any Customer Information, including to the following recipients (who may also process, use, transfer and disclose such Customer Information for the Purposes):

(a)	any member of the HSBC Group;

(b)	any sub-contractors, agents, service providers, or associates of the HSBC Group (including their employees, directors and officers);

(c)	any party as may be necessary for the provision of the Services to you;

(d)	any Authorities;

(e)	anyone acting on your behalf, transaction parties, payment recipients, beneficiaries, account nominees, intermediary, correspondent and agent banks, clearing houses, clearing or settlement systems, market counterparties, upstream withholding agents, swap or trade repositories, stock exchanges, companies in which you have an interest in securities (where such securities are held by HSBC for you);

(f)	any party involved in the acquiring of an interest or assuming of risk in or in connection with the Services;

(g)	other financial institutions, credit reference agencies or credit bureaus, for obtaining or providing credit references;

(h)	any third party fund manager providing you with asset management services;

(i)	any introducing broker to whom HSBC provides introductions or referrals; and

(j)	any party in connection with any HSBC business alliance, transfer, disposal, merger or acquisition,

wherever located, including in jurisdictions which do not have data protection laws that provide the same level of protection as the jurisdiction in which the Services are supplied.

CUSTOMER OBLIGATIONS

2.4	You agree to supply Customer Information to HSBC, and to inform HSBC promptly, and in any event, within 30 days, in writing if there are any changes to Customer Information supplied to HSBC or a member of the HSBC Group from time to time, and to respond to any request from, HSBC, or a member of the HSBC Group.

2.5.	You confirm that every Connected Person whose information (including Personal Data or Tax Information) you (or anyone on your behalf) have provided, or will from time to time provide to HSBC or a member of the HSBC Group has been notified of and agreed to the processing, disclosure and transfer of their information as set out in these Terms. You shall, at the same time, advise Connected Persons that they may have rights of access to, and correction of, their Personal Data.

2.6	You acknowledge that where:

•	you fail to provide Customer Information that HSBC reasonably requests, or

•	you withhold or withdraw any consents which HSBC may need to process, use, transfer or disclose Customer Information for the Purposes, or

•	HSBC, or a member of the HSBC Group, has suspicions regarding the possible commission of Financial Crime or a Customer presents a potential Financial Crime risk to a member of the HSBC Group,

HSBC may:

(a)	be unable to provide new, or continue to provide all or part of the, Services to you and reserves the right to terminate its business relationship with you;

(b)	take actions necessary for HSBC or a member of the HSBC Group to meet the Compliance Obligations; and/or

(c)	block, transfer or close your account(s).

In addition, your failure to supply your, or your Connected Person’s, Tax Information, or other relevant circumstances relating to you or your Connected Persons, may result in HSBC making its own decision with respect to your status, or that of your Connected Persons, including whether to report you to a Tax Authority, and may require HSBC or other persons to withhold amounts as may be legally required by any Tax Authority and paying such amounts to any Tax Authority or to take any of the other measures set out in (a) through (c) above.

2.7	You acknowledge that:

(a)	HSBC has collected and will collect Customer Information from you or another party in the course of implementing and/or providing the Services to you;

(b)	the collection of some or all of the Customer Information may be required or authorised under tax Laws, Laws regulating Financial Crime or any other Laws;

(c)	Customer Information is collected for the Purposes;

(d)	if Customer Information is not collected by HSBC, HSBC may not be able to provide new, or continue to provide all or part of the, Services to you;

(e)	Customer Information may be transferred and disclosed to the recipients as detailed in clause 2.3;

(f)	the Privacy Policy contains information about how an individual may access their Personal Data and Tax Information that is held by HSBC and seek the correction of such information;

(g)	the Privacy Policy also contains information about how an individual may complain about a breach of the Australian Privacy Principles under the Privacy Act and how HSBC will deal with such a complaint;

(h)	the Privacy Policy is available at www.hsbc.com.au or on request; and

(i)	HSBC will disclose Customer Information to overseas recipients, including members of the HSBC Group operating overseas. A list of the overseas countries in which members of the HSBC Group operate can be found at www.hsbc.com.au.

If you give HSBC Personal Data or Tax Information about another person or direct another person to give their Personal Data or Tax Information to HSBC, you must inform that person of these Terms, including without limitation all the matters set out in this clause 2.7.

3.	DATA PROTECTION

3.1	Whether it is processed in a home jurisdiction or overseas, in addition to any applicable data protection legislation, Customer Information will be protected by a strict code of secrecy and security which all members of the HSBC Group, their staff, and third parties with whom HSBC has entered into a written contract, are subject to. For this reason, HSBC will not take further steps to ensure that the overseas recipients do not breach the Australian Privacy Principles under the Privacy Act in relation to an individual’s information disclosed to overseas recipients.

4.	FINANCIAL CRIME RISK MANAGEMENT ACTIVITY

4.1	HSBC, and members of the HSBC Group, are required, and may take any action they consider appropriate in their sole and absolute discretion, to meet Compliance Obligations in connection with the detection, investigation and prevention of Financial Crime (“Financial Crime Risk Management Activity”).

Such action may include, but is not limited to: (a) screening, intercepting and investigating any instruction, communication, drawdown request, application for Services, or any payment sent to or by you, or on your behalf, (b) investigating the source of or intended recipient of funds, (c) combining Customer Information with other related information in the possession of the HSBC Group, and/or (d) making further enquiries as to the status of a person or entity, whether they are subject to a sanctions regime, or confirming a Customer’s identity and status.

4.2	Exceptionally, our Financial Crime Risk Management Activity may lead to us delaying, blocking or refusing the making or clearing of any payment, the processing of your instructions or application for Services, or the provision of all or part of the Services. To the extent permissible by law, neither HSBC nor any other member of HSBC Group shall be liable to you or any third party in respect of any Loss whether incurred by you or a third party caused in whole or in part in connection with the undertaking of Financial Crime Risk Management Activity.

4.3	You acknowledge and agree that:

(a)	the action taken by HSBC and/ or members of the HSBC Group in any Financial Crime Risk Management Activity may prevent or cause a delay in the processing of certain information;

(b)	neither HSBC nor any member of the HSBC Group warrants that any information on the systems of HSBC or any member of the HSBC Group relating to any payment message of other information or communication which are the subject of any action taken in connection with any Financial Crime Risk Management Activity is accurate, current or up-to-date at the time it is accessed, whilst such action is being taken.

5.	TAX COMPLIANCE

You acknowledge and will ensure that each Connected Person acting in their capacity as a Connected Person (and not in their personal capacity) understands, that you and they are solely responsible for understanding and complying with your tax obligations (including but not limited to, tax payment or filing of returns or other required documentation relating to the payment of all relevant taxes) in all jurisdictions in which those obligations arise and relating to the opening and use of account(s) and/or Services provided by HSBC and/or members of the HSBC Group. Certain countries may have tax legislation with extra-territorial effect regardless of your or your Connected Person’s place of domicile, residence, citizenship or incorporation. HSBC and/or any member of the HSBC Group does not provide tax advice. You are advised to seek independent legal and/or tax advice. HSBC and/or any member of the HSBC Group has no responsibility in respect of your tax obligations in any jurisdiction which they may arise including, without limitation, any that may relate specifically to the opening and use of account(s) and/or Services provided by HSBC and/or members of the HSBC Group.

6.	MISCELLANEOUS

6.1	SURVIVAL UPON TERMINATION

Clauses 1 to 5 and 7, and this clause 6.1 of these Terms shall survive the termination of the banking relationship between you and HSBC, or any termination by HSBC or a member of the HSBC Group of the provision of any Services to you or the closure of your accounts.

6.2	VARIATION

HSBC may make amendments to these Terms which will become effective on the expiry of 30 days notice to you. Any such notice may be given to you in writing. However, we may, in exceptional circumstances, make amendments to these Terms at any time in order to comply with any law or regulation, which will become effective immediately on notice to you.

6.3	ASSIGNMENT

The obligations under these Terms bind you and your respective successors, permitted assigns and personal representatives as applicable. You may not novate or assign any of your rights and/or obligations under these Terms without our prior written consent.

6.4	NOTICE

In proving service or delivery of a relevant notice to you under these Terms, it shall be sufficient for HSBC to prove that it was correctly addressed and was posted or, where it was delivered otherwise than by post, that it was delivered to the correct address or, where it was sent by fax or telex or other means of telecommunication, that it was transmitted to the correct number or electronic mail address as last notified to HSBC.

6.5	RIGHTS AND REMEDIES

The rights and remedies herein are cumulative and not exclusive of any rights or remedies provided by law. No failure to exercise or delay in exercising the same shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

6.6	WAIVER

In the event that any party fails, or delays, to exercise a right under these Terms, that party may still exercise that right later. Any waiver or any right shall be in writing and limited to the specific circumstances.

6.7	SEVERABILITY

Each provision of these Terms is severable and if any provision is or becomes illegal, invalid or unenforceable in any jurisdiction, that provision is severed only in that particular jurisdiction. All other provisions shall continue to have effect.

6.8	FURTHER ASSURANCES

You shall from time to time execute such documents and perform such acts and things as we may reasonably require to give full effect to the provisions of these Terms.

7.	GOVERNING LAW AND JURISDICTION

7.1	These Terms and any non-contractual obligations arising out of or in connection with them shall be governed by the laws of New South Wales and the parties submit to the exclusive jurisdiction of the courts of New South Wales.

SCHEDULE 1

“Authorities” includes any judicial, administrative, public or regulatory body, any government, any Tax Authority, securities or futures exchange, court, central bank or law enforcement body, or any of their agents, with jurisdiction over any part of the HSBC Group.

“Compliance Obligations” means obligations of the HSBC Group to comply with: (a) Laws, or international guidance and internal policies or procedures, (b) any demand and/or request from Authorities or reporting, regulatory trade reporting, disclosure or other obligations under Laws, and (c) Laws requiring HSBC to verify the identity of our customers.

“Connected Person” means a person or entity whose information (including Personal Data or Tax Information) you provide, or is provided on your behalf, to any member of the HSBC Group in connection with the provision of the Services. Connected Person may include, but is not limited to, any guarantor, a director or officer of a company, partners or members of a partnership, any “substantial owner”, “controlling person”, or beneficial owner, trustee or settler of a trust, account holder of a designated account, payee of a designated payment, representative, agent or nominee, or your principal where you are acting on another’s behalf, or any other persons or entities with whom you have a relationship that is relevant to your banking or other service relationship with the HSBC Group.

“Controlling persons” means individuals who exercise control over an entity (for a trust, these are the settlor, the trustees,

the beneficiaries or class of beneficiaries, and any other individual who exercises ultimate effective control over the trust, and in the case of a legal entity other than a trust, such term means persons in equivalent or similar positions of control).

“Customer Information” means Personal Data, confidential information, and/or Tax Information of either the Customer or a Connected Person.

“Financial Crime” means money laundering, terrorist financing, bribery, corruption, tax evasion, fraud, evasion of economic or trade sanctions, and/ or violations, or acts or attempts to circumvent or violate any Laws relating to these matters.

“HSBC Group” means HSBC Holdings plc, and/or any of, its affiliates, subsidiaries, associated entities and any of their branches and offices (together or individually), and “member of the HSBC Group” has the same meaning.

“Laws” means any local or foreign statute, law, regulation, ordinance, rule, judgment, decree, voluntary code, directive, sanctions regime, court order, agreement between any member of the HSBC Group and an Authority, or agreement or treaty between Authorities applicable to HSBC or a member of the HSBC Group.

“Loss” means any claim, charge, cost (including, but not limited to, any legal or other professional cost), damages, debt, expense, tax, liability, obligation, allegation, suit, action, demand, cause of action, proceeding or judgment, however calculated or caused, and whether direct or indirect, consequential, punitive or incidental.

“Personal Data” means any information or opinion in whatever form relating to an individual, from which the individual can be identified, including, without limitation, sensitive personal data.

“Privacy Act” means Privacy Act 1988 (Commonwealth) as amended and supplemented from time to time.

“Privacy Policy” means the HSBC Privacy Policy, which is located at www.hsbc.com.au or is otherwise available upon request.

“Services” includes, without limitation, (a) the opening, maintaining and closing of your bank accounts, (b) providing you with credit facilities and other banking products and services (including, for example, trade services, securities dealing, investment advisory, broker, agency, custodian, clearing or technology procuring services), processing applications, ancillary credit assessment and product eligibility assessment, and (c) the maintenance of HSBC’s overall relationship with you.

“Substantial owners” means any individuals entitled to more than 10% of the profits of or with an interest of more than 10% in an entity either directly or indirectly.

“Tax Authorities” means domestic or foreign tax, revenue, fiscal or monetary authorities.

“Tax Certification Forms” means any forms or other documentation as may be issued or required by a Tax Authority or by HSBC from time to time to confirm your tax status or that of a Connected Person.

“Tax Information” means any documentation or information (and accompanying statements, waivers and consents) relating, directly or indirectly, to your tax status and the tax status of any owner, “controlling person”, “substantial owner” or beneficial owner, that HSBC considers, acting reasonably, is needed to comply (or demonstrate compliance, or avoid non-compliance) with any HSBC Group member’s obligations to any Tax Authority. “Tax Information” includes, but is not limited to, information about tax residence and/or place of organisation (as applicable), tax domicile, tax identification number, Tax Certification Forms, and certain Personal Data.

Appendix – List of Customer Entities

Not Applicable

Issued by HSBC Bank Australia Limited ABN 48 006 434 162 AFSL No. 232595 and The Hongkong and Shanghai Banking Corporation Limited ABN 65 117 925 970 AFSL 301737 HSBCCMB014 R01 0514